UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 6, 2011

TN-K ENERGY GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27828	13-3779546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

649 Sparta Highway, Suite 102, Crossville, TN	38572
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (931) 707-9599 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On November 14, 2011 TN-K Energy Group Inc. entered into a Contract for Sale of Oil & Gas Leasehold Estate with King’s Oil, LLC and K & K Acquisitions, LLC.  On December 6, 2011 we closed on this transaction pursuant to which we sold our working interest in the Charles and Lynda Anderson lease in Clinton County, Kentucky, including all well equipment, tanks, pumps, and related equipment, to K & K Acquisitions, LLC for an aggregate cash purchase price of $910,000.  Pursuant to the terms of the agreement entered into between our company, King’s Oil, LLC and the purchaser, we assigned our working interest in the lease subject to the following:

•           we retained a 5% interest in the lease, a 5% interest in certain specific wells and a 10% interest in certain additional wells, which will increase to 10% interest in the lease and a 10% interest in all wells at such time as the purchaser has recouped $850,000 of the purchase price, and

•           we agreed to pay or cause to the 20% working interest owners to pay 36.5% of the completion and/or plugging costs on two certain wells.

We presently expect to continue to be the operators of this lease.

We paid legal expenses of $10,000 and a finder’s fee to a third party of $50,000 in this transaction.  We used $510,500 of the proceeds to satisfy in full Guaranteed Contract entered into in September 2010 with King’s Oil, LLC related to this lease.  We are using the balance of the proceeds for working capital.

A copy of the Contract for Sale of Oil & Gas Leasehold Estate and the related Assignment are filed herewith as Exhibits 10.19 and 10.20, respectively, and incorporated herein by reference.  The description of certain terms of these agreements set forth herein do not purport to be complete and are qualified in their entirety by reference to these agreements.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.19	Contract for Sale of Oil & Gas Leasehold Estate
10.20	Assignment from TN-K Energy Group Inc. and King’s Oil, LLC to K & K Acquisitions, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TN-K ENERGY GROUP INC.

Date: December 12, 2011	By:	/s/ Ken Page
Ken Page, Chief Executive Officer and President

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